Exhibit 10.11

August 25, 2003

Dr. Larry Smith

Dear Dr. Smith:

On behalf of Dr. David Kaslow, CSO, I am pleased to confirm our offer and your acceptance of the Executive Director Vaccinology position at Vical. The information below confirms the salient points of the offer.

Title:	Executive Director Vaccinology
Reporting To:	David Kaslow, M.D.
Salary Rate:	$157,500 annually
Hiring Bonus:	$16,000.00 to be paid within 30 days of employment
Start Date:	TBD

Additionally, subject to approval by the Stock Plan Committee of the Board, you will receive stock options exercisable for 18,000 shares of Vical common stock. These options will have an exercise price equal to the fair market value of the stock on the date granted, and will be subject to other specific terms and conditions set forth in both the Stock Incentive Plan of Vical Incorporated and the Stock Option Agreement between you and the company. These will be provided to you following approval of your stock option grant.

In addition to your base salary, hiring bonus and stock options, you will be eligible for an annual bonus, in the range of 10% to 25%, based upon meeting performance expectations, to be initially reviewed in March of 2004.

I have enclosed an updated “Benefits Summary” which describes the benefits Vical currently offers to its employees. The effective date of group medical/dental coverage is the first of the month following your date of hire. Also attached is information pertaining to your relocation, including a description of relocation costs that are subject to reimbursement by Vical.

This offer is also contingent upon a background check and drug screen. A positive test will result in resention of the offer. Please contact HR at 858-646-1142 to set up the process. Alternatively, you can contact Labcorp at 800.833.3984 to locate the office nearest your home. Please fill out the attached Investigative Consumer Report and return it to Vical HR. The HR fax number is 858.646.1154.

Should you voluntarily terminate your employment with Vical, or should Vical terminate your employment for Cause (as defined below), in either case within twenty-four months after your date of hire, you will be obligated to repay to Vical both (1) the relocation costs reimbursed by Vical and (2) your hiring bonus as described above, in each case pro-rated over such twenty-four month period. For example, if you voluntarily terminate your employment, or if Vical terminates your employment for Cause, on the 12 month anniversary of your date of hire, you will be obligated to repay 50% of the relocation costs reimbursed by Vical and 50% of your hiring bonus. Notwithstanding the foregoing, Vical may elect not to enforce your repayment obligation if its Board of Directors determines, in its sole and exclusive judgment and discretion, that the repayment obligation violates the Sarbanes-Oxley Act of 2002 or other applicable law or regulation. Your signature and return of this document verifies your acceptance of these conditions.

“Cause” means the occurrence of any of the following: (1) your conviction of any felony or any crime involving fraud or dishonesty which has a material adverse effect on Vical, (2) your participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against Vical or any employee or agent of Vical, (3) your breach of any material term of any contract between you and Vical which has a material adverse effect on Vical, (4) your repeated violation of any material policy of Vical which has a material adverse effect on Vical and (5) conduct by you which, based upon a good faith and reasonable factual investigation, demonstrates your gross unfitness to serve. Notwithstanding the foregoing, your death or disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be made by Vical’s Board of Directors in its sole and exclusive judgment and discretion.

This offer is contingent upon (1) the execution of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (see attachment) and (2) satisfying the requirements of the Immigration Control and Reform Act. The latter issue can be accomplished by presenting a document or documents that establish identity and eligibility for employment within three days of commencing employment. A copy of the INS (Employment Eligibility Verification) form is attached. If you have any questions with regard to documents appropriate for these purposes, please contact me.

Your employment with Vical is “at-will”. In other words, either you or Vical can terminate your employment at any time for any reason, with or without cause and with or without notice. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the President & CEO of Vical.

Please note that this offer supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and Vical with respect to the subject matters herein.

Larry, we are pleased that you will join us in this rewarding endeavor. I know that David Kaslow and the entire Clinical Research organization look forward to working with you. If you have questions, please feel free to contact me at 585.464.1104.

Sincerely,

Vicki Hewlett

Human Resource Director

Upon acceptance of this offer, please sign one copy of this letter and one copy of the Employee Proprietary Information and Inventions Agreement and return them to me at Vical.

This offer of employment is accepted and agreed to:

/S/ DR. LARRY SMITH Dr. Larry Smith	8/28/03 Date

Attachments:	Vical Relocation Package Guidelines
Vical Benefits Summary
Employee’s Proprietary Information and Inventions Agreement
Employment Eligibility Verification